Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, January 20, 2016

COMMERCE BANCSHARES, INC. ANNOUNCES
FOURTH QUARTER EARNINGS PER COMMON SHARE OF $.63

Commerce Bancshares, Inc. announced earnings of $.63 per common share for the three months ended December 31, 2015 compared to $.60 per common share in the fourth quarter of 2014 and $.63 per common share in the previous quarter. Net income attributable to Commerce Bancshares, Inc. (net income) for the fourth quarter amounted to $63.7 million, compared to $62.7 million in the same quarter last year and $64.6 million in the previous quarter. For the current quarter, the return on average assets totaled 1.05%, the return on average common equity was 10.9%, and the efficiency ratio was 62.9%.

For the year ended December 31, 2015, earnings per common share totaled $2.56 compared to $2.49 in 2014. Net income amounted to $263.7 million in 2015 compared to $261.8 million in 2014. In 2015, the return on average assets was 1.11% and the return on average common equity was 11.4%.

In making this announcement, David Kemper, Chairman and CEO, said, “Loan growth remained strong this quarter as average loans increased $334 million, or 11% annualized, compared to the previous quarter. Customer demand was strongest for business and commercial construction loans, although business real estate, automobile and credit card loans also showed good growth. In the fourth quarter, average deposits grew $422 million, reflecting seasonal growth that normally occurs towards the end of the year. Net interest income increased slightly this quarter due to higher earning asset balances and higher rates earned on mortgage and asset-backed securities, but was offset by a decline in inflation income of $4.7 million on the Company’s inflation-protected securities.  Fee income also grew 4.3% on higher fees mainly from deposit, bank card, trust and mortgage banking activities. Non-interest expense increased 2.5% over the previous quarter and grew 3.0% for the year.”

Mr. Kemper continued, “Credit quality remains strong as net loan charge-offs totaled $9.2 million this quarter, or .28% of average loans. During the current quarter, the provision for loan losses totaled $9.2 million, compared to $8.4 million in the previous quarter and $4.7 million last year. The allowance for loan losses amounted to $151.5 million this quarter, or 1.22% of period end loans. Compared to the previous quarter, non-accruing loans increased $796 thousand to $26.6 million and totaled .21% of period end loans this quarter.”

Total assets at December 31, 2015 were $24.6 billion, total loans were $12.4 billion, and total deposits were $20.0 billion. During the quarter, the Company paid a common cash dividend of $.214 per share, representing a 5% increase over the rate paid in 2014, and also paid a 6% cash dividend on its preferred stock. The Company also distributed a 5% stock dividend on its common stock during the fourth quarter of 2015.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in 346 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
FINANCIAL SUMMARY
Net interest income	$162,038	$162,487	$151,929	$634,320	$620,204
Non-interest income	111,148	115,889	112,302	447,555	435,978
Total revenue	273,186	278,376	264,231	1,081,875	1,056,182
Investment securities gains (losses), net	(378)	(1,480)	3,650	6,320	14,124
Provision for loan losses	8,364	9,186	4,664	28,727	29,531
Non-interest expense	171,262	175,624	169,987	675,903	656,342
Income before taxes	93,182	92,086	93,230	383,565	384,433
Income taxes	27,969	27,661	29,488	116,590	121,649
Non-controlling interest expense	601	715	1,017	3,245	1,030
Net income attributable to Commerce Bancshares, Inc.	64,612	63,710	62,725	263,730	261,754
Preferred stock dividends	2,250	2,250	2,250	9,000	4,050
Net income available to common shareholders	$62,362	$61,460	$60,475	$254,730	$257,704
Earnings per common share:
Net income — basic	$.63	$.63	$.60	$2.56	$2.50
Net income — diluted	$.63	$.63	$.60	$2.56	$2.49
Effective tax rate	30.21%	30.27%	31.98%	30.66%	31.73%
Taxable equivalent net interest income	$169,512	$170,141	$159,151	$664,038	$648,628
RATIOS
Average loans to deposits (1)	62.44%	62.80%	59.84%	61.44%	59.91%
Return on total average assets	1.09%	1.05%	1.08%	1.11%	1.15%
Return on average common equity (2)	11.25%	10.88%	10.98%	11.43%	11.65%
Non-interest income to total revenue	40.69%	41.63%	42.50%	41.37%	41.28%
Efficiency ratio (3)	62.53%	62.95%	64.15%	62.32%	61.95%
Net yield on interest earning assets	3.00%	2.94%	2.88%	2.94%	3.00%

EQUITY SUMMARY
Cash dividends per share	$.214	$.214	$.204	$.857	$.816
Cash dividends on common stock	$20,936	$20,920	$20,666	$84,961	$84,241
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$9,000	$4,050
Book value per common share (4)	$22.83	$22.86	$21.65
Market value per common share (4)	$43.39	$42.54	$41.42
High market value per common share	$46.38	$47.10	$42.19
Low market value per common share	$40.43	$41.40	$36.29
Common shares outstanding (4)	97,511,328	97,226,000	101,143,832
Tangible common equity to tangible assets (5)	8.72%	8.48%	8.55%
Tier I leverage ratio (6)	9.31%	9.23%	9.36%

OTHER QTD INFORMATION
Number of bank/ATM locations	347	346	353
Full-time equivalent employees	4,770	4,770	4,744

(1)	Includes loans held for sale.

(2)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	As of period end.

(5)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

(6)	The 2015 Tier I leverage ratios were prepared under Basel III capital requirements, which were effective January 1, 2015. Prior year ratios were prepared under Basel I requirements.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited) (In thousands, except per share data)	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income	$169,115	$169,742	$158,916	$662,416	$648,292
Interest expense	7,077	7,255	6,987	28,096	28,088
Net interest income	162,038	162,487	151,929	634,320	620,204
Provision for loan losses	8,364	9,186	4,664	28,727	29,531
Net interest income after provision for loan losses	153,674	153,301	147,265	605,593	590,673
NON-INTEREST INCOME
Bank card transaction fees	44,635	46,320	44,843	178,926	175,806
Trust fees	29,630	30,054	29,260	119,801	112,158
Deposit account charges and other fees	20,674	21,606	20,220	80,416	78,680
Capital market fees	2,620	3,116	2,768	11,476	12,667
Consumer brokerage services	3,547	3,101	3,189	13,200	12,006
Loan fees and sales	1,855	2,101	1,321	8,228	5,108
Other	8,187	9,591	10,701	35,508	39,553
Total non-interest income	111,148	115,889	112,302	447,555	435,978
INVESTMENT SECURITIES GAINS (LOSSES), NET	(378)	(1,480)	3,650	6,320	14,124
NON-INTEREST EXPENSE
Salaries and employee benefits	100,874	102,098	99,526	400,701	384,100
Net occupancy	11,247	10,981	11,473	44,788	45,825
Equipment	4,789	4,915	4,753	19,086	18,375
Supplies and communication	5,609	6,554	5,945	22,970	22,432
Data processing and software	21,119	22,274	20,347	83,944	78,980
Marketing	4,343	3,539	3,972	16,107	15,676
Deposit insurance	2,981	3,145	2,937	12,146	11,622
Other	20,300	22,118	21,034	76,161	79,332
Total non-interest expense	171,262	175,624	169,987	675,903	656,342
Income before income taxes	93,182	92,086	93,230	383,565	384,433
Less income taxes	27,969	27,661	29,488	116,590	121,649
Net income	65,213	64,425	63,742	266,975	262,784
Less non-controlling interest expense	601	715	1,017	3,245	1,030
Net income attributable to Commerce Bancshares, Inc.	64,612	63,710	62,725	263,730	261,754
Less preferred stock dividends	2,250	2,250	2,250	9,000	4,050
Net income available to common shareholders	$62,362	$61,460	$60,475	$254,730	$257,704
Net income per common share — basic	$.63	$.63	$.60	$2.56	$2.50
Net income per common share — diluted	$.63	$.63	$.60	$2.56	$2.49

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	September 30, 2015	December 31, 2015	December 31, 2014
ASSETS
Loans	$12,224,274	$12,436,692	$11,469,238
Allowance for loan losses	(151,532)	(151,532)	(156,532)
Net loans	12,072,742	12,285,160	11,312,706
Loans held for sale	4,143	7,607	—
Investment securities:
Available for sale	9,472,959	9,777,004	9,523,560
Trading	14,463	11,890	15,357
Non-marketable	116,634	112,786	106,875
Total investment securities	9,604,056	9,901,680	9,645,792
Federal funds sold and short-term securities purchased under agreements to resell	32,550	14,505	32,485
Long-term securities purchased under agreements to resell	975,000	875,000	1,050,000
Interest earning deposits with banks	42,078	23,803	600,744
Cash and due from banks	384,122	464,411	467,488
Land, buildings and equipment — net	351,946	352,581	357,871
Goodwill	138,921	138,921	138,921
Other intangible assets — net	6,826	6,669	7,450
Other assets	355,264	534,625	380,823
Total assets	$23,967,648	$24,604,962	$23,994,280
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,699,873	$7,146,398	$6,811,959
Savings, interest checking and money market	10,295,260	10,834,746	10,541,601
Time open and C.D.’s of less than $100,000	808,210	785,191	878,433
Time open and C.D.’s of $100,000 and over	1,183,417	1,212,518	1,243,785
Total deposits	18,986,760	19,978,853	19,475,778
Federal funds purchased and securities sold under agreements to repurchase	2,193,197	1,963,552	1,862,518
Other borrowings	103,831	103,818	104,058
Other liabilities	312,817	191,321	217,680
Total liabilities	21,596,605	22,237,544	21,660,034
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	484,155	489,862	484,155
Capital surplus	1,283,346	1,337,677	1,229,075
Retained earnings	555,877	383,313	426,648
Treasury stock	(168,493)	(26,116)	(16,562)
Accumulated other comprehensive income	65,636	32,470	62,093
Total stockholders’ equity	2,365,305	2,361,990	2,330,193
Non-controlling interest	5,738	5,428	4,053
Total equity	2,371,043	2,367,418	2,334,246
Total liabilities and equity	$23,967,648	$24,604,962	$23,994,280

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	September 30, 2015		December 31, 2015		December 31, 2014
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$4,221,478	2.73%	$4,351,756	2.78%	$3,927,207	2.75%
Real estate — construction and land	476,331	3.52	584,185	3.41	401,283	3.80
Real estate — business	2,284,928	3.71	2,320,439	3.68	2,302,173	3.77
Real estate — personal	1,911,469	3.73	1,916,219	3.76	1,867,588	3.76
Consumer	1,861,636	4.00	1,908,540	3.91	1,685,123	4.14
Revolving home equity	434,355	3.50	429,582	3.44	434,572	3.65
Consumer credit card	746,066	11.59	756,743	11.23	758,708	11.43
Overdrafts	5,233	—	6,303	—	5,055	—
Total loans (B)	11,941,496	3.89	12,273,767	3.85	11,381,709	3.98
Loans held for sale	4,471	4.26	6,118	5.40	—	—
Investment securities:
U.S. government and federal agency obligations	402,591	4.39	580,816.17		498,909	(.25)	(C)
Government-sponsored enterprise obligations	887,631	1.77	824,066	1.89	850,572	1.70
State and municipal obligations (A)	1,805,931	3.44	1,779,704	3.64	1,800,550	3.83
Mortgage-backed securities	3,217,589	2.47	3,335,627	2.54	2,873,420	2.60
Asset-backed securities	2,546,982	1.15	2,574,426	1.25	2,818,129.86
Other marketable securities (A)	302,323	2.65	337,340	2.83	150,930	3.09
Total available for sale securities (B)	9,163,047	2.32	9,431,979	2.20	8,992,510	2.06
Trading securities (A)	22,283	2.72	23,217	2.65	15,874	2.12
Non-marketable securities (A)	114,062	8.28	114,321	8.19	102,006	8.24
Total investment securities	9,299,392	2.39	9,569,517	2.27	9,110,390	2.13
Federal funds sold and short-term securities purchased under agreements to resell	21,012.40		18,694.32		41,808.20
Long-term securities purchased under agreements to resell	1,007,606	1.29	902,174	1.40	948,371	1.13
Interest earning deposits with banks	160,687.25		178,486.28		465,339.25
Total interest earning assets	22,434,664	3.12	22,948,756	3.07	21,947,617	3.00
Non-interest earning assets (B)	1,074,253		1,098,977		1,114,966
Total assets	$23,508,917		$24,047,733		$23,062,583
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$739,172.13		$736,824.12		$672,591.13
Interest checking and money market	9,619,621.13		9,805,457.13		9,593,936.13
Time open & C.D.’s of less than $100,000	820,792.38		796,639.37		889,944.42
Time open & C.D.’s of $100,000 and over	1,171,617.53		1,219,803.51		1,272,793.45
Total interest bearing deposits	12,351,202.18		12,558,723.18		12,429,264.19
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,677,322.11		1,707,430.14		1,320,726.08
Other borrowings	103,875	3.43	103,819	3.47	104,219	3.34
Total borrowings	1,781,197.31		1,811,249.33		1,424,945.32
Total interest bearing liabilities	14,132,399.20%		14,369,972.20%		13,854,209.20%
Non-interest bearing deposits	6,781,592		6,995,666		6,591,462
Other liabilities	250,626		295,718		287,469
Equity	2,344,300		2,386,377		2,329,443
Total liabilities and equity	$23,508,917		$24,047,733		$23,062,583
Net interest income (T/E)	$169,512		$170,141		$159,151
Net yield on interest earning assets		3.00%		2.94%		2.88%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes a loss of $1.7 million in inflation interest on U.S. Treasury inflation-protected securities in the fourth quarter of 2014.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended			For the Year Ended
(Unaudited) (In thousands, except per share data)	September 30, 2015	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$151,532	$151,532	$161,532	$156,532	$161,532
Provision for losses	8,364	9,186	4,664	28,727	29,531
Charge-offs (recoveries):
Commercial portfolio:
Business	(175)	(133)	335	(388)	465
Real estate — construction and land	(67)	60	(129)	(1,262)	(1,529)
Real estate — business	(22)	(626)	88	(133)	427
	(264)	(699)	294	(1,783)	(637)
Personal banking portfolio:
Consumer credit card	5,784	6,479	6,086	25,039	24,722
Consumer	2,435	2,251	2,557	8,278	8,805
Overdraft	429	487	407	1,350	1,074
Real estate — personal	(69)	458	192	441	527
Revolving home equity	49	210	128	402	40
	8,628	9,885	9,370	35,510	35,168
Total net loan charge-offs (recoveries)	8,364	9,186	9,664	33,727	34,531
Balance at end of period	$151,532	$151,532	$156,532	$151,532	$156,532

CREDIT QUALITY RATIOS
Annualized net loan charge-offs (recoveries)*	.28%	.30%	.34%	.28%	.31%
Non-performing assets to total loans	.24%	.24%	.40%
Non-performing assets to total assets	.12%	.12%	.19%
Allowance for loan losses to total loans	1.24%	1.22%	1.36%

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$11,699	$10,874	$11,560
Real estate — construction and land	4,046	3,090	5,157
Real estate — business	5,054	7,863	17,866
Real estate — personal	4,980	4,425	6,192
Revolving home equity	—	323	—
Total	25,779	26,575	40,775
Foreclosed real estate	3,053	2,819	5,476
Total non-performing assets	$28,832	$29,394	$46,251

LOANS PAST DUE 90 DAYS AND STILL ACCRUING INTEREST
Business	$375	$564	$1,096
Real estate — construction and land	—	—	35
Real estate — personal	2,695	3,081	1,676
Consumer	1,905	2,703	1,796
Revolving home equity	2,489	2,019	843
Consumer credit card	7,243	8,100	8,212
Total	$14,707	$16,467	$13,658
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2015

For the quarter ended December 31, 2015, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $63.7 million, compared to $64.6 million in the previous quarter and $62.7 million in the same quarter last year. The decrease in net income from the previous quarter resulted mainly from an increase in non-interest expense of $4.4 million coupled with higher securities losses of $1.1 million. The provision for loan losses also increased by $822 thousand. Non-interest income grew this quarter by $4.7 million compared to the previous quarter, while net interest income grew slightly. For the current quarter, the return on total average assets was 1.05%, the return on average common equity was 10.9%, and the efficiency ratio was 62.9%.

Balance Sheet Review
During the 4th quarter of 2015, average loans increased $333.9 million, or 11.2% annualized, compared to the previous quarter and increased $898.2 million, or 7.9%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted from growth in business (up $130.3 million), construction (up $107.9 million), business real estate (up $35.5 million), credit card (up $10.7 million) and auto and other consumer loans (up $46.9 million). Average personal real estate loans grew $4.8 million this quarter; however, the Company also sold certain fixed rate loans of $10.7 million during the quarter, as part of an origination initiative that began in 2015. The increase in business loans came from growth in commercial and industrial, leasing and tax-free lending activities, while commercial construction projects drove the growth in construction loans. The growth in consumer loans was largely driven by continued demand for auto loans, which grew $44.8 million on average this quarter over the same quarter last year. Other consumer loans grew $13.4 million this quarter, partially offset by the continued run-off of marine and RV loans, which declined $11.2 million on average this quarter to a balance of $143.1 million at December 31, 2015.

During the 4th quarter of 2015, total average available for sale investment securities increased by $280.8 million to $9.6 billion as of December 31, 2015. The increase in securities during the quarter was mainly due to strong deposit growth which funded growth in both loans and securities. Purchases of new securities totaled $965.7 million in the 4th quarter of 2015 and were offset by sales, maturities and pay downs of $597.0 million. Purchases this quarter were spread among asset-backed, mortgage-backed and treasury security types. At December 31, 2015, the duration of the investment portfolio was 2.9 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $421.6 million, or 2.2%, this quarter compared to the previous quarter. The increase in average deposits resulted mainly from increases in business (increase of $226.3 million), interest checking (increase of $19.1 million), and money market accounts (increase of $166.7 million). Compared to the previous quarter, total average commercial, consumer and private banking deposits increased $286.8 million, $24.4 million, and $89.3 million, respectively. The average loans to deposits ratio in the current quarter was 62.8%, compared to 62.4% in the previous quarter.

The Company’s average borrowings remained stable and totaled $1.8 billion in both the current quarter and in the previous quarter.

Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2015 amounted to $170.1 million compared with $169.5 million in the previous quarter, an increase of $629 thousand. Net interest income (tax equivalent) for the current quarter increased by $11.0 million compared to the 4th quarter of last year. During the 4th quarter of 2015, the net yield on earning assets (tax equivalent) was 2.94%, compared with 3.00% in the previous quarter and 2.88% in the same period last year.

The increase in net interest income (tax equivalent) in the 4th quarter of 2015 compared to the previous quarter was due mainly to an increase in interest on loans of $2.1 million and higher earnings on mortgage-backed, asset-backed and municipal securities of $2.6 million. Inflation income on inflation-protected securities, however, declined $4.7 million as a result of a decline in the Consumer Price Index published this quarter and was $264 thousand higher than in the same period last year. Excluding the effects of inflation income, the net yield on earning assets would have been 2.97% in the current quarter, 2.94% in the prior quarter and 2.91% in the same period last year. During the current quarter, adjustments to premium amortization expense on certain mortgage-backed and asset-backed securities, due to slower prepayment speed assumptions, increased interest income by $966 thousand compared with an increase of $275 thousand in the prior quarter.

Compared to the previous quarter, interest income (tax-equivalent) on loans increased $2.1 million and was mainly due to higher average balances in nearly all loan categories. However, these increases in interest income were partly offset by lower yields, mainly on business real estate, construction, consumer and consumer credit card loans. Overall, the average yield on the loan portfolio decreased 4 basis points this quarter to 3.85%. Total interest income (tax-equivalent) on investment securities, excluding inflation income, increased $3.5 million over the previous quarter and resulted mainly from higher securities balances coupled with higher rates earned on mortgage-backed, asset-backed and municipal securities. Excluding the effects of inflation income, the average rate earned on the investment securities portfolio would have been 2.33% in the current quarter, compared to 2.25% in the previous quarter.

Interest expense on deposits increased slightly this quarter compared with the previous quarter as deposit rates remained constant, amounting to .18% in both the current and prior three quarters. Borrowing costs increased slightly due to higher balances and rates paid on federal funds purchased and higher rates paid on repurchase agreements.

Non-Interest Income
In the 4th quarter of 2015, total non-interest income amounted to $115.9 million, an increase of $3.6 million, or 3.2%, compared to the same period last year. Also, current quarter non-interest income increased $4.7 million, or 4.3%, when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to higher bank card, deposit, trust and mortgage banking fees offset by a gain on the sale of a branch building of $1.6 million in the 4th quarter of 2014 that did not reoccur this year.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2015

Total bank card fees in the current quarter increased $1.5 million, or 3.3%, over the same period last year. The increase was mainly the result of growth in corporate card interchange fees of 5.2% coupled with a 3.6% increase in debit card fees. Credit card fees also increased 2.2% this quarter. Total bank card fees this quarter were comprised of fees on corporate card ($22.7 million), debit card ($9.9 million), merchant ($7.2 million) and credit card ($6.5 million) transactions.

In the current quarter, trust fees increased $794 thousand, or 2.7%, compared to the same period last year, resulting mainly from continued growth in both private client and institutional trust activities. Deposit account fees also increased $1.4 million, or 6.9%, compared to the same period last year as a result of higher deposit account service fees and 2.5% growth in overdraft and corporate cash management fees.

Capital market fees increased $348 thousand, or 12.6%, over the same quarter last year on higher sales volumes from correspondent banks, while mortgage banking revenue increased $849 thousand due to sales of newly-originated residential mortgages, as the Company began a new program of selling longer-term fixed rate mortgages in 2015. Fees from this initiative during 2015 totaled $3.8 million compared to $274 thousand in 2014.

Fees from sales of interest rate swaps (included in other non-interest income) totaled $856 thousand this quarter, an increase of $239 thousand compared to the same period last year. During 2015, higher customer demand for swap contracts resulted in revenue of $4.4 million, or growth of $2.6 million. Fees from sales of tax credits totaled $546 thousand in the current quarter, a decrease of $399 thousand from the same quarter last year. In the 4th quarter of 2014, a gain of $1.6 million was recorded on the sale of a branch facility that did not reoccur in 2015. Non-interest income comprised 41.6% of the Company’s total revenues this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $1.5 million this quarter, compared with net losses of $378 thousand last quarter and net gains of $3.7 million in the same period last year. Virtually all securities gains and losses this quarter related to the Company’s private equity investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $175.6 million, an increase of $5.6 million, or 3.3%, over the same period last year, and was higher than the previous quarter’s total by $4.4 million, or 2.5%. The increase over the same period in the previous year was mainly due to higher costs for salaries and benefits (increase of $2.6 million), data processing (increase of $1.9 million), and operating losses (increase of $1.6 million), which were mainly related to bank card fraud expense. These costs were partially offset by lower professional, foreclosed property, marketing and occupancy expense.

Compared to the 4th quarter of last year, salaries expense grew $3.9 million, or 4.6%, mainly due to higher full-time salaries. Benefit costs declined $1.3 million mostly due to lower pension expense this quarter. Growth in salaries expense resulted partly from staffing additions in residential lending, commercial banking, trust, information technology and other support units. Full-time equivalent employees totaled 4,770 and 4,744 at December 31, 2015 and 2014, respectively.

Compared to the 4th quarter of last year, data processing costs increased $1.9 million this quarter, mainly due to higher bank card processing costs and software licensing and maintenance fees, while supplies and communication costs increased $609 thousand, mainly due to higher reissuance costs for new chip cards being distributed to customers. However, costs for occupancy, professional fees, marketing and foreclosed property expense declined this quarter by $1.9 million collectively. Costs for bank card related fraud totaled $2.5 million this quarter compared to $852 thousand in the same period last year.

Income Taxes
The effective tax rate for the Company was 30.3% in the current quarter compared to 30.2% in the previous quarter and 32.0% in the 4th quarter of 2014.

Credit Quality
Net loan charge-offs in the 4th quarter of 2015 amounted to $9.2 million, compared with $8.4 million in the prior quarter and $9.7 million in the 4th quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .30% in the current quarter compared to .28% in the previous quarter and .34% in the 4th quarter of last year.

In the 4th quarter of 2015, annualized net loan charge-offs on average consumer credit card loans were 3.40%, compared with 3.08% in the previous quarter and 3.18% in the same period last year. Consumer loan net charge-offs were .47% of average consumer loans in the current quarter, .52% in the prior quarter and .60% in the same quarter last year. The provision for loan losses in the current quarter totaled $9.2 million compared to $8.4 million in the prior quarter and $4.7 million in the 4th quarter of last year. At December 31, 2015, the allowance totaled $151.5 million, was 1.22% of total loans, and was 570% of total non-accrual loans.

At December 31, 2015, total non-performing assets amounted to $29.4 million, an increase of $562 thousand over the previous quarter. Non-performing assets are comprised of non-accrual loans ($26.6 million) and foreclosed real estate ($2.8 million). At December 31, 2015, the balance of non-accrual loans, which represented .21% of loans outstanding, included business real estate loans of $7.9 million, business loans of $10.9 million, personal real estate loans of $4.4 million and construction and land loans of $3.1 million. Loans more than 90 days past due and still accruing interest totaled $16.5 million at December 31, 2015.

Other
During the 4th quarter of 2015, the Company paid a cash dividend per common share of $.214 and a cash dividend of $2.3 million on its preferred stock. The Company also distributed a 5% stock dividend on its common stock during the 4th quarter of 2015. Additionally, the Company purchased 327,831 shares of treasury stock this quarter at an average price of $42.79.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2015

Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and

expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.